Exhibit (k)(4)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

AMENDED AND RESTATED ADMINISTRATION AGREEMENT, made as of the 29th day of May 2009, between BlackRock Income Trust, Inc., a Maryland corporation (the “Trust”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth,

NOW, THEREFORE, the parties hereto agree as follows:

1.    The Trust hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors (the “Board”) of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

2.    Subject to the supervision of the Board and officers of the Trust, the Administrator shall provide facilities for meetings of the Board of the Trust and office facilities and personnel to assist the officers of the Trust in the performance of the following services:

(a)    Oversee the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board;

(b)    Oversee the maintenance by the Trust’s Custodian and Transfer Agent and Dividend Disbursing Agent of certain books and records of the Trust as required under Rule 31a-1(b)(4) of the Investment Company Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records required by law or for the proper operation of the Trust;

(c)    Oversee the preparation and filing of the Trust’s federal, state and local income tax returns and any other required tax returns;

(d)    Review the appropriateness of and arrange for payment of the Trust’s expenses;

(e)    Prepare, or oversee the preparation of, for review and approval by officers of the Trust financial information for the Trust’s semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(f)    Prepare, or oversee the preparation of, for review by an officer of the Trust, the Trust’s periodic financial reports required to be filed with the Securities and Exchange Commission on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be mutually agreed upon;

(g)    Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust’s investment adviser, custodian, counsel or auditors;

(h)    Prepare such information and reports as may be required by any stock exchange or exchanges on which the Trust’s shares are listed;

(i)    Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

(j)    Make such reports and recommendations to the Board concerning the performance and fees of the Trust’s custodian and transfer and dividend disbursing agent as the Board may reasonably request or deems appropriate;

(k)    Oversee and review calculations of fees paid to the Trust’s service providers;

(l)    Oversee the Trust’s portfolio and perform necessary calculations as required under Section 18 of the Investment Company Act, if applicable;

(m)    Consult with the Trust’s officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust and monitor financial and shareholder accounting services;

(n)    Review implementation of any share purchase programs or dividend reinvestment programs authorized by the Board;

(o)    Determine the amounts available for distribution as dividends and distributions to be paid by the Trust to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Trust’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Trust’s dividend reinvestment plan;

(p)    Assist in facilitating bank or other borrowings by the Trust;

(q)    Prepare such information and reports as may be required by any banks from which the Trust borrows funds;

(r)    Provide such assistance to the custodian and the Trust’s counsel and auditors as generally may be required to properly carry on the business and operations of the Trust;

(s)    Assist in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and Section 30(f) of the Investment Company

Act for the officers and directors of the Trust, such filings to be based on information provided by those persons;

(t)    Respond to or refer to the Trust’s officers or transfer agent, any shareholder (including any potential shareholder) inquiries relating to the Trust; and

(u)    Supervise any other aspects of the Trust’s administration as may be agreed to by the Trust and the Advisor.

3.    All services are to be furnished through the medium of any directors, officers or employees of the Administrator or its affiliates as the Administrator deems appropriate in order to fulfill its obligations hereunder. The Administrator may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-administrators or agents, including, without limitation, affiliates of the Administrator, to perform administrative services with respect to the Trust, or assign all or a portion of this agreement to any of its affiliates. The Administrator may terminate any or all sub-administrators or agents in its sole discretion at any time to the extent permitted by applicable law. Fees and expenses payable to sub-administrators and agents that are not affiliates of Administrator shall be paid by the Trust, subject to the approval of the Board.

4.    Each party shall bear all its own expenses incurred in connection with this Agreement. The Trust will reimburse the Administrator for all out of pocket expenses advanced or incurred by the Administrator on behalf of the Trust in connection with this Agreement.

5.    The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder.

6.    The Administrator shall not be liable to the Trust for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Trust shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Trust or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties and obligations under this Agreement.

7.    This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days’ prior written notice to the other party hereto.

8.    The Trust agrees to pay to the Administrator and the Administrator agrees to accept as full compensation for all services rendered by the Administrator as such, a Monthly fee in arrears at an annual rate equal to 0.15% of the average weekly value of the Trust’s net assets. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. For purposes of this Agreement, the net assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Trust for calculating the value of the Trust’s assets or delegating such calculations to third parties.

9.    The services of the Administrator to the Trust hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

10.    During the term of this Agreement, the Trust agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Trust or the public that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Trust will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Trust will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Trust shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Trust as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

11.    This Agreement may be amended by mutual written consent.

12.    Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 100 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Neal Andrews or (2) to the Trust, c/o BlackRock, Inc. at 40 East 52nd Street, New York, New York 10022 Attention: Anne Ackerley.

13.    This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

14.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict the Investment Company Act shall control.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK INCOME TRUST, INC.

By:
Name:
Title:

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

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